UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SKYAI, INC.

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SkyAI Comments on Forward Industries’ Letter and Reaffirms Strategy

A Special Committee of independent directors carefully reviewed Forward’s all-stock proposal before determining it was not in the best interests of shareholders

SkyAI reaffirms commitment to its Solana DAT strategy and continues to hold more than two million SOL with no debt

Board reiterates commitment to transparency and strong governance

NEW YORK, Sept. 14, 2026 (GLOBE NEWSWIRE) — SkyAI, Inc. (Nasdaq: SKYA) (“SkyAI” or the “Company”), a financial technology company with a Solana digital asset treasury (“DAT”) that is building an agentic finance platform, today issued the following statement regarding a recent public letter from Forward Industries, Inc. (“Forward”).

SkyAI’s Board of Directors (the “Board”) remains committed to acting in the best interests of all shareholders. The Board believes shareholders should have the full facts and context as they consider the matters before them at the upcoming Annual Meeting.

The Special Committee thoroughly reviewed Forward’s acquisition proposal and determined it was not in the best interests of shareholders

The Board carefully evaluates opportunities that may enhance shareholder value. After receiving Forward’s unsolicited, non-binding, all-stock acquisition proposal in June, the Board established a Special Committee consisting entirely of independent directors to carefully evaluate the proposal.

The Special Committee, with the assistance of independent advisors, considered factors such as the terms and structure of the proposal, including its all-stock nature and associated risks and uncertainties, as well as SkyAI’s standalone prospects.

Following its review, the Special Committee unanimously concluded that Forward’s proposal was not in the best interests of shareholders and that continuing to execute SkyAI’s standalone strategy offered a more compelling opportunity for long-term value creation. The full Board has subsequently reached the same conclusion.

The Board stands by its decision and remains committed to guiding and overseeing SkyAI’s strategy for the benefit of all shareholders.

SkyAI reaffirms its commitment to its Solana DAT strategy

SkyAI continues to hold more than two million SOL as its primary treasury reserve asset. Nearly all of the Company’s SOL is staked with institutional validators, enabling SkyAI to participate directly in securing the Solana network while generating staking revenue. SkyAI currently intends that revenue from the DAT strategy will fund cash operating expenses including DAT operations, corporate expenses and R&D.

From the launch of its treasury strategy in August 2025 through June 30, 2026, SkyAI recognized more than $12 million in staking revenue, net of validator commissions. As of that date, the Company also held approximately $12.1 million in cash and stablecoins and had no outstanding debt. Over the ten epochs from August 23 to September 8, 2026, SkyAI’s Solana validator generated an annualized gross yield of 6.01% in SOL, compared with a stake-weighted average of 5.57% across all Solana validators over the same epochs1.

The Company’s conviction in Solana extends beyond its treasury holdings. SkyAI is building its agentic finance platform on Solana and believes the network’s speed, cost structure, developer ecosystem, and growing application activity make it well positioned to support the next generation of on-chain financial and AI products.

Continued growth across the Solana ecosystem reinforces that conviction. Solana has led all blockchains in application revenue for nine consecutive quarters through the second quarter of 2026, and applications built on Solana generated more revenue in August than applications on any other blockchain.

SkyAI believes its combination of a substantial SOL treasury, staking participation, and technology development on Solana creates differentiated exposure to the continued growth of the ecosystem.

1 Data: Trillium (trillium.so), per-epoch validator and network rewards, epochs 1021 to 1030 (August 23 to September 8, 2026), pulled September 9, 2026. Network figures are stake-weighted across all validators. Gross yields comprise inflation rewards, block rewards (priority fees) and MEV before validator commission.

The Board is committed to strong governance and oversight

The Board recognizes the importance of effective governance and transparency. The Company has publicly disclosed its relationships and arrangements with its consultant and strategic advisor in prior filings. These agreements were reviewed by the Board, with the assistance of independent advisors, and were entered into by the Company on August 25, 2025, prior to the closing of the August 2025 private placement (the “PIPE”) on August 28, 2025.

The strategic advisor warrants issued to SOL Markets cover 6,321,367 shares, calculated as 10% of the shares issued in the PIPE. The approximately $101.3 million figure cited in Forward’s letter is not a cash payment to the strategic advisor; rather, it represents the grant-date accounting fair value required to be recognized under U.S. GAAP for the warrants issued in August 2025. The strategic advisor has not sold any shares or warrants of the Company and continues to hold its full position without any hedging instruments.

SkyAI’s related-party transactions policy requires Audit Committee approval of covered transactions involving directors, officers, 5% shareholders and their affiliates. The Board will continue to oversee related-party matters and act in the best interests of shareholders.

The Board will continue to evaluate the Company’s governance practices as SkyAI grows and evolves.

The 2026 Equity Incentive Plan aligns talent with long-term shareholder value and reflects market norms

SkyAI’s transformation from its legacy medical device business into a DAT and financial technology company requires new capabilities across digital assets, artificial intelligence, blockchain infrastructure, and financial services. Attracting and retaining that talent requires SkyAI to offer compensation that is competitive with other technology and DAT companies while aligning employees, executives, and directors with long-term shareholders.

In determining the size of the proposed 2026 Equity Incentive Plan, the Board considered the remaining capacity under the existing plan, anticipated hiring and retention requirements, projected future equity needs, and equity plan authorizations at comparable DAT companies and technology issuers. Importantly, the proposed authorization remains below the median equity incentive plan authorized by comparable DAT companies when measured on a fully diluted basis, which includes pre-funded warrants and other warrants exercisable at par value.

The Board believes the proposed plan represents a measured approach that allows SkyAI to attract and retain talent, aligns compensation with long-term shareholder value, and preserves cash for operations and execution of the Company’s strategy.

SkyAI’s Board and management are focused on unlocking value for all shareholders

Over the past year, SkyAI has undertaken a significant transformation. The Company has established a substantial Solana treasury, generated staking revenue from those assets, and is building an agentic finance platform.

The Board remains confident that the continued execution of the Company’s strategy will unlock significant value for shareholders.

The Board unanimously recommends that SkyAI shareholders vote FOR each of the Company’s director nominees and FOR the 2026 Equity Incentive Plan at the Annual Meeting on September 18, 2026.

YOUR VOTE IS IMPORTANT

To ensure your shares are represented at the Annual Meeting, please submit your vote TODAY: Vote “FOR” All of SkyAI’s Highly Qualified Nominees

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor:

Advantage Proxy, Inc

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this release other than statements of historical fact are forward-looking statements, including statements regarding the Company’s strategy and product roadmap and the potential opportunities such initiatives may create. Forward-looking statements are based on current expectations, assumptions, and beliefs, and involve risks and uncertainties that could cause actual results to differ materially.

These risks and uncertainties include, among others: the Company’s ability to successfully execute its digital asset treasury and AI technology strategies; the price of SOL and the level of staking rewards; the outcome of the Annual Meeting and any further actions by Forward or other shareholders; and general market, economic, and business conditions. Additional risks are described in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise these statements, whether as a result of new information, future developments, or otherwise, except as required by law.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement with the SEC in connection with its solicitation of proxies for the Annual Meeting. Shareholders are able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at https://www.skyai.co/investors/all-sec-filings.

Participants in the Solicitation

The Company, its directors and certain of its executive officers are deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Annual Meeting of shareholders. Information about the names of the Company’s directors and officers, and certain other individuals and their respective interests in the Company by security holdings or otherwise, and their respective compensation, is set forth in the Company’s Proxy Statement on Schedule 14A in connection with the Annual Meeting and the Company’s Annual Report on Form 10-K. The Company has also engaged the services of Advantage Proxy, Inc. to solicit proxies from its shareholders.

About SkyAI

SkyAI, Inc. (Nasdaq: SKYA), formerly Sharps Technology, Inc., is building Agentic Finance for the Global South that will combine stablecoin rails on Solana with AI to deliver financial access, education, and actionable intelligence to the billions of underbanked users across Asia, Latin America, and Africa. For additional information, please visit www.theskyai.co.

Media Contact

Edelman Smithfield

SkyAI@edelmansmithfield.com